CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Reed’s, Inc.

We consent to the incorporation by reference in the previously filed Registration Statements of Reed’s, Inc. on Form S-8 (No. 333-203469 and 333-178623) of our report, dated March 23, 2016, appearing in the annual report on Form 10K for the years ended December 31, 2015 and 2014.

WEINBERG & COMPANY, P.A.

Los Angeles, California

March 23, 2016